EXHIBIT 10.16
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
FOR
Titanium Incentive Plan, LLC
A Delaware Limited Liability Company
THIS LIMITED LIABILITY COMPANY AGREEMENT (the Agreement) is made and entered into this 2 day of Feb. 2007, by John Sauickie whom shall serve as the Managing Member of the company . The intent of the company is to purchase then hold for distribution to the employees of Wood Asset Management and Sovereign Advisers, shares of common stock of Titanium Asset Management Corp (“TAM” herein) which will be granted to and held in capital accounts of the grantees, then will vest and be owned by the employees listed below as “non-voting membership interest” holders whom shall own one non-voting membership interest. All membership interest and non-voting membership interest holders shall also be governed by this agreement and any agreement that is a party to this agreement. The membership interest holders shall be known as and referred to as “members”, and the non-voting membership interest holders shall be referred to as “non-voting members”.
Ownership of Voting and Non-Voting Membership Interests
Voting Membership Interest Holders: John and Lynne Sauickie, held as Joint Tenants by the Entireties, and owning 500 Membership Interests
Non- Voting Membership Interest holders are listed below
As of this date the Members, through their agent, Harvard Business Services in Lewes, Delaware, have formed the Limited Liability Company named above under the laws of the State of Delaware. Accordingly, in consideration of the conditions contained herein, it is agreed as follows:
ARTICLE I
Company Formation and Registered Agent
1.1 FORMATION. This Limited Liability Company (“Company”) is subject to the provisions of the Limited Liability Company Act as currently in effect as of this date. A Certificate of Formation shall be filed with the Secretary of State.
1.2 NAME. The name of the Company shall be: Titanium Incentive Plan, LLC (“TIP” herein).

1.3 REGISTERED OFFICE AND AGENT. The location of the registered office of the Company shall be: Harvard Business Services, Lewes, Delaware.
1.4 TERM. The Company shall continue indefinitely, unless dissolved by its members.
(a) Members whose capital interest as defined in Article 2.2 exceeds 50 percent vote for dissolution; or (b) Any event which makes it unlawful for the business of the Company to be carried on by the Members; or
(c) The death, resignation, expulsion, bankruptcy, retirement of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company.
1.5 CONTINUANCE OF COMPANY. Notwithstanding the provisions of ARTICLE 1.4, in the event of an occurrence described in ARTICLE 1.4(c), if there are at least two remaining Members, said remaining Members shall have the right to continue the business of the Company. Such right can be exercised only by the unanimous vote of the remaining Members within ninety (90) days after the occurrence of an event described in ARTICLE 1.4(c). If not so exercised, the right of the Members to continue the business of the Company shall expire.
1.6 BUSINESS PURPOSE. The purpose of the Company is to hold common stock of Titanium Asset Management Corp. (“TAM” herein) for its members and non voting members, and engage in any lawful act or activity for which a Limited Liability Company may be formed under the Limited Liability statutes of the State of Delaware. The share grant to the employees of Wood and Sovereign, shall be governed by the share agreement between the grantee and the company.
1.7 PRINCIPAL PLACE OF BUSINESS. The location of the principal place of business of the Company shall be: 12516 Whitewater Place, Bradenton, Florida 34202.
1.8 THE MEMBERS. The name and place of residence of each member are contained in Exhibit 2 attached to this Agreement.
1.9 ADMISSION OF ADDITIONAL MEMBERS. Except as otherwise expressly provided in the Agreement, no additional members may be admitted to the Company through issuance by the company of a new interest in the Company without the majority vote of company membership interest holders.

1.10 MEMBERSHIP INTERESTS. The initial membership interests shall be voting interests, and upon the acceptance of the TAM share grants, the company will issue one non voting membership interest to each grantee of TAM shares.
ARTICLE 2
Capital Contributions
2.1 INITIAL CONTRIBUTIONS. The Members initially shall contribute to the Company capital as described in Exhibit 3 attached to this Agreement. The agreed value of such property and cash is 3,500.
2.2 ADDITIONAL CONTRIBUTIONS. Except as provided in ARTICLE 6.2, no Member shall be obligated to make any additional contribution to the Company’s capital, but the company may offer additional shares to its members at anytime.
2.3 CHANGES/ AMENDMENTS. The voting membership holders shall have the right to change the Managing Member at anytime by the majority vote of the membership interest holders. Also, this company may amend, make changes to, or restate this Operating Agreement at anytime by a majority vote of the Membership Interest holders.
ARTICLE 3
Profits, Losses and Distributions
3.1 PROFITS/LOSSES. For financial accounting and tax purposes the Company’s net profits or net losses shall be determined on an annual basis and shall be allocated to the Members in proportion to each Member’s relative capital interest in the Company as set forth in Exhibit 2 as amended from time to time in accordance with Treasury Regulation 1.704-1. Each grantee of TAM shares holding one non-voting membership interest of TIP shall bear their own tax liability for any shareholdings they vest in the shares of TAM. TIP shall have no tax responsibility on any of the shares granted to each grantee of TAM shares.
3.2 DISTRIBUTIONS/ TAXES. The Members shall determine and distribute available funds annually or at more frequent intervals as they see fit. Available funds, as referred to herein, shall mean the net cash of the Company available after appropriate provision for expenses and liabilities, as determined by the Managers. Distributions in liquidation of the Company or in liquidation of a Member’s interest shall be made in accordance with the positive capital account balances pursuant to Treasury Regulation 1.704-l(b)(2)(ii)(b)(2). To the extent a Member shall have a negative capital account balance, there shall be a qualified income offset, as set forth in Treasury Regulation 1.704-l(b)(2)(ii)(d). Each member, whether a voting or non voting member shall bear its own tax liability and the distributive profits and tax liability shall be borne by the owners of the company based upon their ownership, and Managing Member shall distribute the tax liability according to the ownership of the company, except if a non voting member has been granted shares of TAM, where that non voting member shall assume all tax liability relating to their granted shares of TAM.
ARTICLE 4
Management
4.1 MANAGEMENT OF THE BUSINESS. The company shall be managed by John Sauickie, the Managing Member of TIP.
4.2 MEMBERS. The liability of the Members shall be limited as provided under the laws of the Delaware Limited Liability statutes. Non- voting Members, or Members that are not the Managing Member and shall take no part whatever in the control, management, direction, or operation of the Company’s affairs and shall have no power to bind the Company. The Managers may from time to time seek advice from the Members, but they need not accept such advice, and at all times the Managers shall have the exclusive right to control and manage the Company. No Member shall be an agent of any other Member of the Company solely by reason of being a Member.
4.3 POWERS OF MANAGING MEMBER. The Managing Member is authorized on the Company’s behalf to make all decisions as to (a) the sale, development lease or other disposition of the Company’s assets; (b) the purchase or other acquisition of other assets of all kinds; (c) the management of all or any part of the Company’s assets; (d) the borrowing of money and the granting of security interests in the Company’s assets; (e) the pre-payment, refinancing or extension of any loan affecting the Company’s assets; (f) the compromise or release of any of the Company’s claims or debts; and, (g) the employment of persons, firms or corporations for the operation and management of the company’s business. In the exercise of their management powers, the Managing Member is authorized to execute and deliver (a) all contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company’s assets; (b) all checks, drafts and other orders for the payment of the Company’s funds; (c) all promissory notes, loans, security agreements and other similar documents; (d) all other instruments of any other kind relating to the Company’s affairs, whether like or unlike the foregoing; and, (e) set up individual accounts for each member or non voting member to hold cash or securities on behalf of the member.
4.4 MANAGING MEMBER. The Managing Member shall have primary responsibility for managing the operations of the Company and for effectuating the decisions and daily operations of the company as he sees fit.
4.5 NOMINEE. Title to the Company’s assets shall be held in the Company’s name or in the capital account of its members. The Managing Member shall have power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee, except for his willful misconduct.
4.6 COMPANY INFORMATION. Upon request and at the discretion of the Managing Member, he may shall supply to any member information regarding the Company or its activities only to other Members of the company, unless ordered to do so by court order. If permitted, the exercise of the rights contained in this ARTICLE 4.6 shall be at the requesting Member’s expense.
4.7 EXCULPATION. Any act or omission of the Managing Member, the effect of which may cause damage to the company shall not subject the Managing Member to any liability to the Members.
4.8 INDEMNIFICATION. The Company shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member of the Company, Managing Member, employee or agent of the Company, or is or was serving at the request of the Company, for instant expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Members determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of “no lo Contendere” or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

Under no circumstance shall the company address any liability of any member or non voting member, and upon any lien placed upon the company, the company shall distribute the share grants from the capital accounts owned by each member and non voting member. No lienholder or suit may restrict the share ownership of each grantees holdings in TAM, and it shall be assumed for the ownership of the TAM shares, that the non voting membership owner and grantee holds ownership of the shares in any liquidation.
In addition, all members of the company, including the non-voting members, shall agree to release and indemnify the Managing Member against all claims or suits against the Managing Member, and each agree to release and not make a claim against the Managing member for any action or reason relating to this company or action of the Managing Member. This release shall survive any restructuring, or change in the capital structure or ownership change of the company.
4.9 RECORDS. The Managing Member shall cause the Company to keep at its principal place of business all tax records and books of the company
ARTICLE 5
Compensation
5.1 MANAGEMENT FEE.The Managing Member may charge an annual fee to the company for his services, equal to one percent of the total value of the companies holdings.
5.2 REIMBURSEMENT. The Company shall reimburse the Managing Member for his out of pocket business expenses.
ARTICLE 6
Bookkeeping
6.1 BOOKS. The Managing Member shall maintain complete and accurate books of account of the Company’s affairs at the Company’s principal place of business. Such books shall be kept on such method of accounting acceptable to the company. The company’s accounting period shall be the calendar year.
6.2 MEMBER’S ACCOUNTS. The Managing Member shall maintain separate capital and distribution accounts for each member and non-voting member. Each capital account shall be determined and maintained in the manner set forth in Treasury Regulation 1.704-l(b)(2)(iv) and shall consist of his initial capital contribution or share grant. Only upon the approval of the Managing member may another member be added to the company, or by a majority vote of the membership interest holders. Any share grant of TAM shall be restricted and vested as outlined in the agreement between the company and the grantee. In addition, the number of shares listed below in the non voting membership section are subject to any share reduction in the ownership of TIP’s holdings of TAM, and will be reduced on a pro-rata basis for any reduction of the shareholdings of TAM.
6.3 REPORTS. The Managing Member shall close the books of account after the close of each calendar year, and shall prepare and send to each membership interest holder a statement of such Member’s distributive share of income and expense for income tax reporting purposes.
ARTICLE 7
Transfers
7.1 ASSIGNMENT. If at any time a Member proposes to sell, assign or otherwise dispose of all or any part of his interest in the Company, such Member shall first make a written offer to sell such interest to the other Members at a price determined by mutual agreement. If such other Members decline or fail to elect such interest within thirty (30) days, and if the sale or assignment is made and the voting Membership Interest holders fail to approve this sale or assignment unanimously then, pursuant to the Delaware Limited Liability statutes, the purchaser or assignee shall have no right to participate in the business and affairs of the Company. The purchaser or assignee shall only be entitled to receive the share of the profits or other compensation by way of income and the return of contributions to which that Member would otherwise be entitled.
7.2 LEGAL/ JURISDICTION. This company shall be governed by the Limited Liability Laws of the State of Delaware, and jurisdiction for any dispute shall be in Delaware.

Signed and Agreed this 2 day of Feb 2007.

/s/ John Sauickie Member	/s/ Lynne Sauickie Member

LIMITED LIABILITY COMPANY OPERATING AGREEMENT FOR
TITANIUM INCENTIVE PLAN LLC — LISTING OF MANAGERS

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
FOR Titanium Incentive Plan, LLC
LISTING OF MEMBERS
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
FOR Titanium Incentive Plan, LLC
CAPITAL CONTRIBUTIONS